Exhibit 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Florida East Coast Industries, Inc.:
We consent to incorporation by reference in the registration statements (No. 333-127141, No. 333-123624, No. 333-90896, No. 333-90894, No. 333-53144, and No. 333-76577) on Form S-8 of Florida East Coast Industries, Inc. (the Company) of our reports dated February 26, 2007, with respect to the consolidated balance sheets of Florida East Coast Industries, Inc. as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in shareholders’ equity and comprehensive income, and cash flows for the three years ended December 31, 2006, and all related financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal controls over financial reporting as of December 31, 2006, which reports appears in the December 31, 2006 annual report on Form 10-K of Florida East Coast Industries, Inc.
Our report dated February 26, 2007 on management’s assessment of the effectiveness of internal control financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2006, contains an explanatory paragraph that states that Florida East Coast Industries, Inc. acquired Codina Group Inc. and certain related property interests (Codina) during 2006, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2006 Codina’s internal control over financial reporting associated with total assets of $185.4 million and total revenues of $42.3 million included in the consolidated financial statements of Florida East Coast Industries, Inc. and subsidiaries as of and for the year ended December 31, 2006. Our audit of internal control over financial reporting of Florida East Coast Industries, Inc. also excluded an evaluation of the internal control over financial reporting of Codina.
Our report refers to the adoption of Statement of Financial Accounting Standards No. 123R, “Share-Based Payment” (SFAS 123R) and staff Accounting Bulletin No. 108, “Considering the Effect of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements”.
/s/ KPMG LLP
Jacksonville, Florida
February 26, 2007
Certified Public Accountants